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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF WILLKIE FARR & GALLAGHER]

March 4, 1996

Trump Hotels & Casino Resorts, Inc.
Mississippi Avenue and The Boardwalk
Atlantic City, New Jersey 08401

Re: Registration Statement on Form S-1
    File No. 333-639
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Dear Sirs:

We have acted as counsel for Trump Hotels & Casino Resorts, Inc. (the "Company") in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of up to 14,875,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") (including 1,875,000 shares subject to the Underwriters' over-allotment option) (the "Initial Offering") and no more than 20% of the maximum aggregate offering price of the Initial Offering which may be offered pursuant to Rule 462(b) promulgated under the Act ("Rule 462(b)").

In connection therewith, we have participated in the preparation of the Registration Statement on Form S-1 relating to the Common Stock (File No. 333-639) heretofore filed with the Securities and Exchange Commission (as amended, the "Registration Statement"), and we are familiar with the corporate proceedings taken to date in connection with the authorization and issuance of the Common Stock.

In so acting, we have examined original, reproduced or certified copies of such records of the Company relevant and necessary for the opinions hereinafter set forth including, but not limited to, the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company and the relevant minutes of the Company. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or reproduced copies. As to various questions of fact material to such opinions, we have relied upon certificates of, or communications with, officers of the Company and public officials.
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Trump Hotels & Casino Resorts, Inc.
March 4, 1996
Page 2

Based on the foregoing and assuming that the Common Stock being registered will be issued as described in the Registration Statement, we are of the opinion that:

        1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

        2. The shares of Common Stock to be sold by the Company pursuant to the Registration Statement and Rule 462(b) have been duly authorized by all requisite corporate action and, upon issuance and delivery therefor as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

No person or entity other than you may rely or claim reliance upon this opinion. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We call to your attention that we are not admitted to practice, do not purport to be experts in the laws of, and, accordingly, do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States.

We hereby consent to being named as counsel for the Company in the Registration Statement and under the caption "Legal Matters" in the Prospectus included in the Registration Statement, to the incorporation by reference of this opinion in any abbreviated registration statement filed under Rule 462(b) and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Willkie Farr & Gallagher